As filed with the Securities and Exchange Commission on August 10, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Perfect World Co., Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8th Floor, Huakong Building, No. 1 Shangdi East Road,

Haidian District, Beijing 100085, People’s Republic of China

(86 10) 5885-8555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Share Incentive Plan

(as amended and restated as of February 28, 2009)

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

Kelvin Wing Kee Lau Chief Financial Officer 8th Floor, Huakong Building, No. 1 Shangdi East Road, Haidian District, Beijing 100085, People’s Republic of China (86 10) 5885-8555	David T. Zhang, Esq. Latham & Watkins 41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong (852) 2912-2503

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class B Ordinary Shares, $0.0001 par value per share (3)	4,253,921 shares	$10,954,453
Class B Ordinary Shares, $0.0001 par value per share (3)	5,746,079 shares	$42,423,301
Total (4)	10,000,000 shares	$53,377,754	$2,979

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(2)	These shares are offered under the Share Incentive Plan. Pursuant to Rule 457(c) and Rule 457(h)(1), the maximum aggregate offering price is calculated as the sum of (a) the product of 4,253,921 shares issuable upon the exercise of outstanding options as of August 7, 2009 multiplied by the exercise prices varying from $0.02 per share to $5.528 per share, which is equal to an aggregate offering price of $10,954,453, and (b) the product of the remaining 5,746,079 shares issued or reserved under the Share Incentive Plan multiplied by the average of the high and low prices for the Registrant’s American Depositary Shares (each representing five Class B ordinary shares), or ADSs, as quoted on the Nasdaq Global Select Market on August 7, 2009, or $36.92, which is equal to an aggregate offering price of approximately $42,423,301.
(3)	These shares may be represented by the Registrant’s ADSs, each of which represents five Class B ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class B ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-144296).
(4)	Any Class B ordinary shares covered by an award granted under the Share Incentive Plan (or portion of an award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Class B ordinary shares which may be issued under the Share Incentive Plan. Class B ordinary shares that actually have been issued under the Plan pursuant to an award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except if unvested Class B ordinary shares are forfeited or repurchased by the Company at their original issue price, such ordinary shares shall become available for future grant under the Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 10,000,000 Class B ordinary shares of Perfect World Co., Ltd. (the “Registrant”) authorized for issuance under the amended Share Incentive Plan (the “Plan”). Previously, 32,145,000 Class B ordinary shares of the Registrant were registered for issuance under the Plan pursuant to the Registrant’s registration statement on Form S-8 (File No. 333-146562). On February 28, 2009, the shareholders of the Registrant approved an amendment to the Plan that effectively increases the number of Class B ordinary shares authorized for issuance under the Plan by 10,000,000. In accordance with General Instruction E to Form S-8, the contents of the registration statement on Form S-8 (File No. 333-146562) are incorporated herein by reference, except as otherwise set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2008 filed on June 19, 2009;

(b)	The Registrant’s report on Form 6-K furnished on August 10, 2009; and

(c)	The Registrant’s Description of Share Capital and Description of American Depositary Shares contained in the Registrant’s registration statement on Form F-1 (File No. 333-144282), and all amendments and reports subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on August 10, 2009.

Perfect World Co., Ltd.

By:	/s/ Michael Yufeng Chi
Name:	Michael Yufeng Chi
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Mr. Michael Yufeng Chi, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Yufeng Chi	Chairman of the Board /	August 10, 2009
Michael Yufeng Chi	Chief Executive Officer
(Principal Executive Officer)

/s/ Kelvin Wing Kee Lau	Chief Financial Officer	August 10, 2009
Kelvin Wing Kee Lau	(Principal Financial Officer)

/s/ Ge Song	Director	August 10, 2009
Ge Song

Signature		Title	Date

/s/ Han Zhang		Independent Director	August 10, 2009
Han Zhang

/s/ Louis T. Hsieh		Independent Director	August 10, 2009
Louis T. Hsieh

/s/ Bing Xiang		Independent Director	August 10, 2009
Bing Xiang

/s/ Donald J. Puglisi		Authorized Representative in the United States	August 10, 2009
Name:	Donald J. Puglisi
Title:	Managing Director, Puglisi & Associates

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the annual report of the Registrant on Form 20-F filed with the Commission on June 19, 2009 (File No. 001-33587))

4.2	Form of Deposit Agreement among the Registrant, the depositary, and holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.3 to the registration statement of the Registrant on Form F-1, as amended (File No. 333-144282))

4.3	Perfect World Co., Ltd’s Share Incentive Plan, as amended and restated as of February 28, 2009 (incorporated by reference to Exhibit 4.5 to the annual report of the Registrant on Form 20-F filed with the Commission on June 19, 2009 (File No. 001-33587))

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

23.1*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, independent registered public accounting firm

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of this registration statement)

*	Filed herewith.